As filed with the Securities and Exchange Commission on June 20, 2006
File No. [ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORBIMAGE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001040570 Primary Standard Industrial Classification Code Number)	20-2759725 (I.R.S. Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Matthew O’Connell
Chief Executive Officer
ORBIMAGE Holdings Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, Address Including zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William Lee Warren, Esq. Vice President, General Counsel and Secretary ORBIMAGE Holdings Inc. 21700 Atlantic Boulevard Dulles, VA 20166 Telephone: (703) 480-7500 Facsimile: (703) 480-7544	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20001 Telephone: (202) 637-2200 Facsimile: (202) 637-2201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Note(1)	Offering Price	Registration Fee
Senior Secured Floating Rate Notes due 2012	$250,000,000	100%	$250,000,000	$26,750
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED [     ], 2006
PRELIMINARY PROSPECTUS
ORBIMAGE Holdings Inc.
[LOGO]
$250,000,000
OFFER TO EXCHANGE
$250,000,000 principal amount of its
Senior Secured Floating Rate Notes due 2012
which have been registered under the Securities Act,
for any and all of its outstanding Senior Secured Floating Rate Notes due 2012
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

•	You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

•	Our affiliates may not participate in the exchange offer.
          Please refer to “Risk Factors” beginning on page [ ] of this prospectus for a description of the risks you should consider before buying the notes.
          We are not making this exchange offer in any state where it is not permitted.
          Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is .

TABLE OF CONTENTS

Prospectus Summary	i
Risk Factors	1
The Exchange Offer	13
Use of Proceeds	20
Capitalization	21
Selected Historical Financial and Operating Data	22
Description of the Exchange Notes	25
Material Federal Income Tax Consequences	66
Plan of Distribution	73
Legal Matters	73
Experts	73
Incorporation By Reference	74
Where You Can Find More Information	74
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where such offers are permitted, and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.
ABOUT THIS PROSPECTUS
     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to ORBIMAGE Holdings Inc., 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Company Secretary, Tel: (703) 480-7500. In addition, to obtain timely delivery of any information you request, you must submit your request no later than      , 2006, which is five business days before the date the exchange offer expires.
FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This prospectus may contain or incorporate by reference statements that are forward-looking, such as statements relating to business development and acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation and competition. The words “believe”, “expect”, “anticipate”, “intend”, “may”, “plan”, and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of us. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense spending, competitive pricing pressures, start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties and the other risks identified in this prospectus. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information that are incorporated by reference herein, and the other documents that we file with the Securities and Exchange Commission, or SEC. Please see the sections entitled “Incorporation by Reference” and “Where You Can Find More Information.”
     Unless otherwise indicated or required by context, we use the terms “we,” “us,” “our,” “the Company” and “ORBIMAGE” in this prospectus to refer to ORBIMAGE Holdings Inc. and our consolidated subsidiaries.
     We refer to the notes to be issued in the exchange offer as the “exchange notes”, we refer to the notes issued on June 29, 2005 as the “private notes” and we refer to the offering of the private notes as the “private offering”. Unless indicated otherwise, the term “notes” refers to both the private notes and the exchange notes.
Our Company
     ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.
     We currently operate the IKONOS and OrbView-3 high-resolution satellites and OrbView-2 low-resolution satellite. IKONOS, launched in 1999, and OrbView-3, launched in June 2003, support a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. IKONOS collects .82 meter resolution panchromatic (black and white) imagery and 3.2 meter resolution multi-spectral (color) imagery. OrbView-3 collects 1 meter resolution panchromatic imagery and 4 meter resolution multi-spectral imagery. OrbView-2, launched in 1997, collects 1 kilometer resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we are, as prime contractor, constructing a new satellite, which we refer to as GeoEye-1 (previously designated as “OrbView-5”. We anticipate that the GeoEye-1 satellite will be launched and go into service in early 2007.
     We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions. In January of 2006, we acquired substantially all of the assets of Space Imaging LLC, including the IKONOS satellite and facilities in Thornton, Colorado and Norman, Oklahoma. These new facilities increase our capacity to accomplish the production work previously limited to our Dulles and St. Louis facilities.
     Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

i

The Exchange Offer

The Exchange Offer	We are offering to exchange the exchange notes for the outstanding private notes that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $1,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $250,000,000 principal amount of private notes is outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit to The Bank of New York, as exchange agent, on or before the expiration date, either:

• a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

• a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your private notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either:

• make appropriate arrangements to register ownership of the private notes in your name or

• obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your private notes.

Guaranteed Delivery Procedures	If you wish to tender your private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes that are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal Rights.”

Material Federal Tax Consequences	The exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of notes, see “Material Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York, the trustee under the indenture governing the notes, is serving as the exchange agent.

Consequences of Failure to Exchange	If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights Agreement	You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.
     We explain the Exchange Offer in greater detail beginning on page 13.
The Exchange Notes
     The summary below describes the material terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.
     The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes and are governed by the same indenture as the private notes.

Issuer	ORBIMAGE Holdings Inc.

Securities Offered	$250,000,000 aggregate principal amount of senior secured floating rate notes due 2012.

Maturity	July 1, 2012.

Interest Rate	The notes will accrue interest at a rate per annum equal to six month LIBOR (as defined but in no event to be less than 3.00% per annum) plus 9.50%. Interest on the notes will be reset semi-annually.

Interest Payment Dates	We will pay interest on January 1, and July 1, of each year, commencing January 1, 2006. Interest will accrue from the issue date of the notes.

Original Issue Discount	The notes will be issued with original issue discount for United States federal income tax purposes. Thus, holders will generally be required to include the amounts representing the original issue discount in gross income for U.S. federal income tax purposes on a constant yield basis in advance of receipt of cash payments to which such income is attributable. See “Material Federal Income Tax Consequences.”

Ranking	The notes will be our senior secured obligations and will rank equally with all of our existing and future senior obligations, and senior to all of our existing and future subordinated obligations. The guarantee of the notes by ORBIMAGE will be a senior secured obligation of ORBIMAGE and will rank equally with all of its existing and future senior obligations and senior to all of its existing and future subordinated obligations. As of March 31, 2006, we had $245.5 million of indebtedness outstanding, consisting of the private notes and approximately $69.8 million of other liabilities, including trade payables, ranking equally with the notes and the guarantee. We also have an unrestricted subsidiary which has indebtedness at March 31, 2006 of $48.5 million which is non recourse to ORBIMAGE Holdings.

Security	The notes and the guarantee of the notes by ORBIMAGE and by future domestic restricted subsidiaries, if any, will be secured by a first-priority lien on and security interest in substantially all of the assets of the Issuer and such guarantors (subject to certain exceptions). See “Description of the Exchange Notes – Collateral.”

Guarantees	ORBIMAGE, the Issuer’s sole restricted subsidiary, will guarantee the Issuer’s obligations under the notes on a senior secured basis. Similarly, any future domestic restricted subsidiaries of the Issuer will also be required to guarantee the Issuer’s obligations under the notes on a senior secured basis.

Optional Redemption	We cannot redeem the notes until July 1, 2008, except as described below. This date will be extended by the amount of time lapsed between February 15, 2007, the proposed launch date of GeoEye-1, and the successful launch of GeoEye-1 unless we have received $30.0 million or more of aggregate gross proceeds from one or more equity offerings made after January 1, 2007 and on or prior to August 15, 2007 and not used for certain other purposes. Thereafter we may redeem some or all of the notes at the redemption prices listed in “Description of the Notes–Optional Redemption”, plus accrued and unpaid interest to the date of redemption.

Optional Redemption After Certain Equity Offerings	At any time prior to July 1, 2008, we may redeem, with the proceeds of one or more equity offerings, up to 35% of the aggregate principal amount of the notes outstanding at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the rate per annum on the notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest to the date of redemption, and as long as:

• we redeem the notes within 90 days of completing the
equity offering; and
• at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption.

See “Description of the Notes–Optional Redemption.”

Free Cash Flow Offer	For certain periods, if we have free cash flow (as defined) we may be required to offer to purchase a principal amount of the notes equal to a portion of such free cash flow at a purchase price of 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes–Repurchase at the Option of the Holders–Free Cash Flow.”

Change of Control Offer	If a change of control occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes–Repurchase at the Option of Holders–Change of Control.”

Asset Sale and Event of Loss Proceeds	Subject to certain exceptions, if we or our subsidiaries engage in asset sales or receive insurance proceeds as a result of an event of loss, we generally must make an offer to purchase a principal amount of the notes equal to the excess net proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes–Repurchase at the Option of Holders–Asset Sales and Events of Loss.”

Certain Covenants.	The indenture governing the notes contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional debt or issue preferred stock;

• pay dividends or make distributions on our capital stock or repurchase our capital stock;

• make capital expenditures in excess of specified amounts;

• make certain investments;

• create liens on our assets;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

v

• transfer and sell assets.

The indenture also contains a covenant requiring us to maintain specified levels of insurance with respect to certain of our satellites and a covenant requiring us to maintain specified leverage ratios. The covenants described above are subject to a number of important limitations and exceptions. See “Description of the Notes–Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors	You should read the section entitled “Risk Factors” beginning on page 1.

RISK FACTORS
     You should carefully consider the risk factors set forth below as well as the other information contained in this offering memorandum before making any decision. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the notes.
Risks Related to the Notes
If you do not exchange your notes pursuant to this exchange offer, you may never be able to sell your notes.
     It may be difficult for you to sell notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.
     If you do not tender your private notes or if we do not accept some of your private notes, those notes will continue to be subject to the transfer and exchange restrictions in:
•	the indenture;

•	the legend on the private notes; and

•	the offering circular relating to the private notes.
     The restrictions on transfer of your private notes arise because we issued the private notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the private notes under the Securities Act. To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for the private notes would be adversely affected.
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
     We have a significant amount of indebtedness. As of March 31, 2006, we had $245.5 million of indebtedness outstanding, consisting of the private notes and approximately $69.8 million of other liabilities, including trade payables, ranking equally with the notes and the guarantee. We also have an unrestricted subsidiary which has indebtedness at March 31, 2006 of $48.5 million which is non recourse to ORBIMAGE Holdings.
     Our substantial indebtedness could have important consequences to you. For example, it may:
     • make it more difficult for us to satisfy our financial obligations; including making scheduled principal and interest payments on the notes and our other indebtedness;
     • require us to use a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;
     • limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
     • place us at a competitive disadvantage compared to our competitors that have less debt;
     • limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

     • increase our vulnerability to the impact of adverse economic and industry conditions.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including amounts to our subcontractors under the NextView program, which may be significant at times. The terms of the indenture will not fully prohibit us or our subsidiaries from doing so. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.
We may not be able to generate sufficient cash to service our indebtedness, including our obligations under the notes.
     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
     We cannot assure you that our business will generate sufficient cash flow from operations, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell equity, reduce capital expenditures, refinance all or a portion of our indebtedness, including the notes, on or before maturity, or obtain additional financing. We cannot assure you that we will be able to refinance our indebtedness, sell assets or equity, or borrow more funds on terms acceptable to us, if at all.
     The covenants in the indenture governing the notes impose, and covenants contained in agreements governing indebtedness we incur in the future may impose, restrictions that may limit our operating and financing flexibility.
     The indenture governing the notes contains a number of significant restrictions and covenants that limit our ability and the ability of our restricted subsidiaries to:
•	incur liens and indebtedness or provide guarantees in respect of obligations of any other person;

•	issue redeemable preferred stock and non-guarantor subsidiary preferred stock;

•	pay dividends;

•	make redemptions and repurchases of certain capital stock;

•	make loans and investments;

•	prepay, redeem or repurchase subordinated indebtedness;

•	engage in mergers, consolidations and asset dispositions;

•	make certain capital expenditures in excess of specified amounts;

•	engage in affiliate transactions; and

•	restrict distributions from certain subsidiaries.
     In addition, the indenture governing the notes requires us to maintain specified levels of insurance with respect to certain of our satellites and a covenant requiring us to maintain specified leverage ratios. The covenants described above are subject to a number of important exceptions. See “Description of the Notes — Certain Covenants.”
     Our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in the indenture governing the notes. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with financial covenants that may be contained in any future indebtedness. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.
We may not have access to the cash flow and other assets of ORBIMAGE or any future subsidiary that may be needed to make payment on the notes.
     Our operations are conducted through our sole subsidiary, ORBIMAGE, and our ability to make payment on the notes will be dependent on the earnings and the distribution of funds from our subsidiary. The earnings of our subsidiary are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its and our control. In addition, ORBIMAGE is not and none of our future subsidiaries, if any, will be obligated to make funds available to us for payment on the notes. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiary or of any future subsidiary, if any, will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.
The collateral is subject to casualty risks, and insurance proceeds we receive may not be payable to us to reinvest in our business.
     The indenture governing the notes requires us to maintain insurance on certain of our satellites at specified levels. We cannot assure you that we will be able to obtain or maintain such insurance coverage with reasonable premium costs or at all. See “Description of the Notes — Certain Covenants — Maintenance of Insurance.” In addition, we maintain insurance covering our other assets at levels we consider commercially reasonable. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that any insurance proceeds we receive will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to replace the collateral or to satisfy all of our obligations under the notes.
     Even if we receive insurance proceeds following any loss, the indenture governing the notes requires us to offer to repurchase the notes with the proceeds from any loss of OrbView-3 or GeoEye-1 rather than reinvesting such amounts in our business. If such proceeds are not sufficient to repurchase all of the notes, or if not all holders of notes accepted the offer, we would still be obligated to comply with the covenants under the indenture but we would be unable to apply such amounts to our business. See “Description of the Notes — Certain Covenants — Maintenance of Insurance.”
Bankruptcy laws may limit your ability to realize value from the collateral.
     The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following the commencement of a bankruptcy case, (2) whether or when the trustee could repossess or dispose of the collateral and (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes and any other obligations secured by such collateral then the holders of the notes and such other obligations would hold secured claims to the extent of the value of the collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we or the subsidiary guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including transfers held to be preferences or fraudulent conveyances.
Any future pledges of collateral may be avoidable.
     Any further pledge of collateral in favor of the trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.
The trustee’s ability to exercise remedies with respect to collateral is limited.
     The security agreement provides the trustee on behalf of the holders of the notes with significant remedies, including foreclosures and sale of all or parts of the collateral. However, the rights of the trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.
Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.
     We cannot assure you that the net proceeds from a sale of the collateral owned directly by the issuer securing the notes would be sufficient to repay all of the notes following a foreclosure upon the collateral or a liquidation of our assets.
     The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral and the commercial remote imagery industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the collateral separate from the sale of our business operations may not be feasible or of significant value.
     Provisions in contracts to which the issuer or its subsidiary are parties may prohibit the issuer or its subsidiary from granting security interests in certain assets. In addition, the granting of security interests in our contract rights may require consent from the other contract parties. Similarly, prior approval of the U.S. Federal Communications Commission (“FCC”), International Telecommunication Union (“ITU”) and U.S. Department of Commerce (“DoC”) will be required in order for any remedies to be exercised against our assets that would constitute or result in any assignment of ORBIMAGE’s FCC, ITU and DoC licenses or any change of control of the issuer or its subsidiary. ORBIMAGE does not intend to obtain these consents and its failure to do so will limit the assets included in the collateral and may block the exercise of remedies with respect to certain assets.
     Additionally, applicable law requires that every aspect of any foreclosure or other disposition of collateral be “commercially reasonable.” If a court were to determine that any aspect of the trustee’s exercise of remedies was not commercially reasonable, the ability of the trustee and the noteholders to recover the difference between the amount realized through such exercise of remedies and the amount owed on the notes may be adversely affected and, in the worst case, the noteholders could lose all claims for such deficiency amount.

A portion of the collateral consists of an interest in U.S. government contracts.
     A significant portion of the collateral consists of contracts with the U.S. government, including the NGA. If an event of default occurs under the indenture, the trustee will have no ability to require the U.S. government agencies that are parties to those contracts to make payments under those contracts directly to the trustee. Under applicable federal laws, U.S. governmental agencies are not required to make payments under a government contract directly to a secured party unless the secured party has filed various notices with the U.S. government stating that it has been granted a security interest in that contract. We are not required under the indenture to make any such government filings, and we do not intend to do so. As a result, following an event of default under the indenture, the NGA may continue to make payments under government contracts included in the collateral directly to us, and not to the trustee. We cannot assure you that, once received by us, those amounts will be available to pay principal or interest on the notes.
Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interest in certain collateral acquired in the future.
     The collateral securing the notes includes certain assets that we may acquire in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The trustee has no obligation to monitor the acquisition of, or the perfection of any security interests in, additional property or rights that constitute collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.
Indebtedness under the notes will be subject to a floating interest rate, which may cause our interest expense to increase.
     The notes will be subject to a floating interest rate. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. We have $250.0 million in aggregate face amount outstanding under the notes. A 100 basis point increase in market interest rates on the $250.0 million in floating rate indebtedness would result in an annual increase in our interest expense of approximately $2.5 million. We have entered into interest rate swaps, involving the exchange of a portion of our floating rate interest obligations for fixed rate interest obligations, to reduce interest rate volatility. However, we cannot assure you that any interest rate swaps we implement will be effective.
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
     Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and may be required to purchase other of our indebtedness pursuant to its terms. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or such other indebtedness. In such an event, our failure to purchase the notes or any other indebtedness required to be repurchased may cause a cross-default to our other indebtedness. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a “Change of Control” under the indenture.
If we issue additional notes under the indenture or incur other secured permitted indebtedness, those additional notes and such secured permitted indebtedness will share in the collateral.
     Our obligation to make payments on the notes is secured by the collateral described in this prospectus under “Description of the Notes—Collateral.” In addition, the collateral securing the notes will be shared by any additional notes issued under the indenture governing the notes, which may be in an unlimited amount so long as we meet the requirements of the covenant limiting our incurrence of debt and certain other requirements. Further, under the terms of the indenture, we are permitted (i) to borrow and/or apply for the issuance of documentary credits of up to $25 million in aggregate principal amount pursuant to one or more credit facilities and (ii) to incur certain hedging obligations up to $10.0 million at any one time outstanding, in each case that would be pari passu with the notes and would share a first priority lien in the collateral. See “Description of the Notes—Principal, Maturity and Interest” and “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes by a subsidiary could be voided, or claims in respect of a guarantee could be subordinated to all other debts of such guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:
     • received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and
     • at the time of such incurrence was insolvent or rendered insolvent by reason of such incurrence; or
     • was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
     • intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
     In addition, any payment by any guarantor could be voided and required to be returned to such guarantor, or to a fund for the benefit of its creditors, or the applicable guarantee could be subordinated to our other indebtedness or the other indebtedness of any guarantor. Any guarantee could also be subject to a claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under such guarantee, subordinate the guarantee obligations to the applicable guarantor’s other indebtedness or take other action detrimental to the holders of the notes.
     The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the indebtedness:
     • the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or
     • the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
     • it could not pay its debts as they become due.
     On the basis of historical financial information, recent operating history and other factors, we have no reason to believe that the guarantor, ORBIMAGE, at the time that it issued its guarantee, was insolvent, had unreasonably small capital for the business in which it is engaged or incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Regardless of the standard that the court uses, we cannot be sure that the issuance of the guarantee would not be voided or that the guarantee would not be subordinated to other indebtedness of the guarantor.
If an active trading market does not develop for these notes you may not be able to resell them.
     There is no public market for these notes and we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in these notes. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange.
Because a small number of stockholders own a significant percentage of our common stock, they may control all of our major corporate decisions and our other stockholders may not be able to influence these corporate decisions.
     A small number of our stockholders own a significant portion of our common stock. As of March 31, 2006, our 6 largest stockholders held in aggregate approximately 65% of the Company’s capital stock, and this percentage would increase if one or more of these investors were to exercise warrants held by them. This concentration of ownership may have the effect of preventing a change in control. Further, as a result, our largest stockholders may have the ability to elect and remove one or more directors and determine the outcome of matters presented for approval by our stockholders. Circumstances may occur in which the interests of our largest stockholders could be in conflict with the holders of the notes. See “Beneficial Ownership of Securities.”
The notes will be issued with original issue discount for United States federal income tax purposes.
     The notes will be issued with original issue discount for United States federal income tax purposes. Thus, holders will generally be required to include the amounts representing the original issue discount in gross income for U.S. federal income tax purposes on a constant yield basis in advance of receipt of cash payments to which such income is attributable. See “Certain United States Federal Income Tax Consequences.”
Risks Related to Our Company
We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.
     Revenues from U.S. government contracts (including primarily under a program named ClearView) accounted for approximately 61%, 51% and 30% of our revenues for the years ended December 31, 2005, 2004 and 2003, respectively. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. In addition, one or more of these government agencies may not continue to fund these contracts at current levels. Under the NextView imagery contract, for the six quarter period beginning on the date on which GeoEye-1 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from GeoEye-1. Although we anticipate that the U.S. government will purchase imagery under this contract, we cannot assure you that they will order or purchase imagery up to the full level specified in the contract or at all. In addition, although we anticipate that these government agencies will continue to purchase imagery and imagery products from us after the termination of the contracts under the ClearView and NextView programs, we cannot assure you that they will continue to purchase at pre-termination levels or at all. If a U.S. government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.
Our NextView imagery purchasing contract is a firm fixed-price contract which could subject us to losses in the event that we have cost overruns.
     We have entered into the imagery purchasing portion of the NextView contract with the National Geospatial-Intelligence Agency (“NGA”) on a firm fixed-price basis. This allows us to benefit from cost savings, but we carry the burden of cost overruns. If our initial cost estimates are incorrect, we may lose money on this contract. In addition, this contract has provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize the full benefits of the NextView contract. Our financial condition is dependent on our ability to maximize our earnings from our NextView contract. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.
We may encounter program delays in connection with the construction and launch of GeoEye-1.
     The NextView contract is subject to a set schedule of milestones culminating in the planned launch of GeoEye-1 in early 2007. The construction of the GeoEye-1 satellite and related ground system requires a large amount of advanced technical and engineering work to be done in a relatively short period of time. Because different areas of the program are interconnected with other areas of the program, a delay in one area of the program could cause delays in other areas of the program. The failure to launch GeoEye-1 on time or to achieve system checkout on time or at all could affect our ability to provide the full amount of anticipated imagery and imagery products to the NGA during the post-launch period under the NextView contract and could cause ORBIMAGE to receive less in revenues for imagery under the NextView imagery contract, which could cause a material adverse effect on our business, financial condition and results of operations.
We cannot assure you that our satellites will operate as designed.
     Our satellites employ advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.
     We cannot assure you that IKONOS and OrbView-3 will continue to operate successfully in space throughout their expected design lives. In addition, we cannot assure you that we will successfully launch GeoEye-1 or that, once launched, GeoEye-1 will operate successfully. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.
     Our business model depends on our ability to sell imagery from two high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for IKONOS or OrbView-3 if either fails prematurely. The loss or failure of GeoEye-1 to be placed into service, or the permanent loss of OrbView-3, particularly if such loss were to occur prior to GeoEye-1 being placed into service, would materially and adversely affect our operations and financial condition.
Satellites have limited useful lives and are expensive to replace.
     Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Design Life
OrbView-2	7 1/2 years (launched in August 1997)
IKONOS	7 years (launched September 1999)
OrbView-3	5 years (launched in June 2003)
GeoEye-1	7 years (anticipated launch early 2007)
     The design lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of the use of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its design life. We expect the performance of each satellite to decline gradually near the end of its design life. During the course of the Space Imagining acquisition, an analysis was performed to assess the expected life of IKONOS after its then six years on orbit. The analysis indicated that the expected fully functional IKONOS lifetime is greater than 8.3 years from launch. Despite the fact that OrbView-2’s seven and a half year design life has expired, we currently expect to continue commercial operations with OrbView-2 for up to two and a half more years. However, notwithstanding the ongoing successful operations of IKONOS and OrbView-2, we can offer no assurance that either satellite will maintain its prescribed orbit or remain commercially operational past its design life.
     We anticipate using funds generated from operations to develop plans for follow-on high-resolution imagery satellites. If we do not generate sufficient funds from operations, we may not be able to deploy GeoEye-1 or other potential follow-on satellites to replace IKONOS or OrbView-3 at the end of its design life. In addition, we may need to obtain financing from outside sources to deploy follow-on satellites to replace IKONOS or OrbView-3. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.
Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.
     The terms of our current notes require, and we believe that the issuance of any future notes will require, us to obtain launch insurance on GeoEye-1. Furthermore we must maintain specified levels of on-orbit operations insurance for OrbView-3 and GeoEye-1, to the extent that such coverage can be obtained at a premium that is not disproportionately high. This insurance may not be sufficient to cover the cost of a replacement high-resolution imagery satellite such as OrbView-3 or GeoEye-1. We do not carry any insurance coverage for the OrbView-2 satellite. In addition, we may find it difficult to insure against certain risks, such as partial degradation of functionality of a satellite.
     Insurance market conditions or factors outside of our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Should the future terms of launch and on-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.
We cannot assure you that the market will accept our products and services.
     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by IKONOS, OrbView-3, and eventually GeoEye-1, to our existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.
     We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our high-resolution satellite imagery products depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.
We may not successfully compete in the remote imaging industry.
     Our products and services compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing U.S. competitor for high-resolution satellite imagery is DigitalGlobe Inc., which operates a high-resolution satellite with higher resolution than IKONOS and OrbView-3 and is currently developing one next generation satellite and planning to develop a second, each of which will have more advanced technologies and capabilities than IKONOS and OrbView-3, one of which is planned to be in service by mid-2007, and the other of which Digital Globe hopes to put into service in 2008.
     There are also several international competitors, a number of which have announced programs, which could compete with us for high resolution satellite imagery customers in the future. These competitors include National Remote Sensing Agency, Department of Space, Government of India; RADARSAT International (Canada); ImageSat International N.V. (Israel) and Spot Image SA (France). On April 27, 2006 ImageSat successfully launched a high resolution satellite and is beginning commercial operations.

     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. The U.S. government currently relies and is likely to continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery. The U.S. government could also reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in total amount spent. Similarly, foreign governments may launch their own imagery satellites rather than purchasing imagery from commercial imagery providers such as us. In addition, such governments could sell imagery from their own satellites, which would compete with our imagery products.
     Our competitors or potential competitors with greater resources than ours could, in the future, offer satellite-based imagery or other products having more attractive features than our products. The emergence of new remote imaging technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, our business and results of operations could be harmed.
Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.
     FCC Approvals. Our operation of satellites and earth stations requires licenses from the U.S. Federal Communications Commission (the “FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum, and the licensing of our earth station terminals located within the United States. We currently operate OrbView-2 pursuant to experimental authority. Our experimental FCC license expires in 2007. The FCC granted authority to launch and operate IKONOS and to operate the associated earth station systems in 1999. The license to operate IKONOS will expire in 2009, and the licenses to operate the earth stations will expire between 2006 and 2010. The FCC granted authority to launch and operate OrbView-3 and to operate the associated earth station systems in 1999. The license to operate OrbView-3 will expire in 2014, and the licenses to operate the earth stations will expire in 2009. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.
      In January 2006, the FCC granted us a license for GeoEye-1 which is subject to the completion of certain milestones in the construction, launch and placing into service of GeoEye-1 by certain dates. Failure to obtain such license on a timely basis or imposition of conditions on such authorization could result in the cancellation of the license and impair our ability to meet the launch schedule or to satisfy our obligations under the NextView contract.
     Other Domestic Approvals. Our business also requires licenses from the U.S. Department of Commerce (the “DoC”) and the U.S. Department of State. The DoC licenses provide that the U.S. government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties in order to address national security or foreign policy concerns. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high-resolution optical imagery. We have received such approval for those of our international customers as are currently operating. However, such reviews could delay or prohibit us from executing new international distributor agreements.
     In connection with distributor agreements, we have in the past supplied and may in the future supply, our international customers with earth stations that enable these customers to downlink data directly from our satellites. Exporting these earth stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. We have obtained the licenses we currently need in order to export the equipment and information required by our existing contracts and by our current operations, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. If the DoC or the Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the Department of State revokes, suspends or denies a request for renewal of existing licenses, our financial condition and results of operations could be materially adversely affected.

     International Registration and Approvals. The use of satellite spectrum is subject to the requirements of the International Telecommunication Union (the “ITU”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to earth station terminals within such countries.
     The FCC has coordinated the operations of OrbView-2, IKONOS and OrbView-3 pursuant to ITU requirements, and we expect the FCC to do so for GeoEye-1. Coordination with other satellite systems helps to prevent interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations; however, if the FCC fails to obtain the necessary coordination for GeoEye-1 in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.
     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery downlinked directly from OrbView-2, IKONOS, and OrbView-3 to earth stations within such countries. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.
Foreign distributors and domestic value-added resellers may not expand commercial markets.
     We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from IKONOS and OrbView-3. We also intend to rely on foreign regional distributors for GeoEye-1 and have intensified our efforts to further develop our operations in overseas markets. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.
     We intend to rely on value-added resellers to develop, market, and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.
Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.
     In 2005, approximately 38% of our revenues were derived from international sales, and we intend to continue to pursue international contracts. We expect to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:
•	changes in domestic and foreign governmental regulations and licensing requirements

•	deterioration of relations between the United States and a particular foreign country

•	increases in tariffs and taxes and other trade barriers

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.
     These risks are beyond our control and could have a material adverse effect on our business.

THE EXCHANGE OFFER
Purpose and Effect
     Concurrently with the sale of the private notes on June 29, 2005, we entered into a registration rights agreement with the initial purchasers of the private notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the private notes the opportunity to exchange their private notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective within 240 days of the issue date of the private notes.
     Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the private notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer, holders of private notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the private notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the private notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors—If you do not exchange your notes pursuant to this exchange offer, you may never be able to sell your notes.”
     In order to participate in the exchange offer, a holder must represent to us, among other things, that:
•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the Securities Act, and at the time of consummation of the exchange offer such holder will have no such arrangement or understanding;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer; and

•	if the holder is not a broker-dealer, the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for private notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes; and

•	the holder is not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
     Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the private notes pursuant to Rule 415 under the Securities Act.
     Based on an interpretation by the Commission’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:
•	is an “affiliate” of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased private notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.
     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired private notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the private notes.
Terms of the Exchange Offer
     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [DATE]     , 2006, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of private notes accepted in the exchange offer. Holders may tender some or all of their private notes pursuant to the exchange offer. However, private notes may be tendered only in integral multiples of $1,000 in principal amount.
     The exchange notes will evidence the same debt as the private notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the private notes.
     As of the date of this prospectus, $250.0 million in aggregate principal amount of the private notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the private notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.
     We will be deemed to have accepted validly tendered private notes when, as and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered private notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted private notes will be returned, without expense, to the tendering holder of those private notes as promptly as practicable after the expiration date unless the exchange offer is extended.
     Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”
Expiration Date; Extensions; Amendments
     The expiration date shall be 5:00 p.m., New York City time, on [DATE] , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any private notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or
•	to amend the terms of the exchange offer in any manner.
     In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.
Procedures for Tendering
     Only a holder of private notes may tender the private notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:
•	certificates for the private notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or
•	a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the private notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.
     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.
     Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
     The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or private notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.
     Any beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s private notes, either make appropriate arrangements to register ownership of the private notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless private notes tendered pursuant thereto are tendered:
•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or
•	for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.
     If the letter of transmittal is signed by a person other than the registered holder of any private notes listed in the letter of transmittal, the private notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the private notes.
     If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.
     All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered private notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of private notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any private notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.
     In addition, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
     By tendering, you will be representing to us that, among other things:
•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes;
•	you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes in violation of the Securities Act, and at the time of consummation of the exchange offer you will have no such arrangement or understanding;
•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Issuer.
•	If you are not a broker-dealer, you are not engaging in and do not intend to engage in a distribution of the exchange notes;
•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes;
•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
     In all cases, issuance of exchange notes for private notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such private notes or a timely book-

entry confirmation of such private notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered private notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if private notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged private notes will be returned without expense to the tendering holder or, in the case of private notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged private notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.
     Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where those private notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”
Book-Entry Transfer
     The exchange agent will make a request to establish an account with respect to the private notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of private notes being tendered by causing the book-entry transfer facility to transfer such private notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
     The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender private notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
     If a registered holder of the private notes desires to tender private notes and the private notes are not immediately available, or time will not permit that holder’s private notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:
•	the tender is made through an eligible guarantor institution;
•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of private notes and the amount of the private notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
     Tenders of private notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal of a tender of private notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:
•	specify the name of the person having deposited the private notes to be withdrawn, whom we refer to as the depositor;
•	identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of such private notes;
•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such private notes into the name of the person withdrawing the tender; and
•	specify the name in which any such private notes are to be registered, if different from that of the depositor.
     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any private notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any private notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those private notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn private notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.
Conditions to the Exchange Offer
     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any private notes and may terminate or amend the exchange offer if at any time before the acceptance of those private notes for exchange or the exchange of the exchange notes for those private notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.
     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
     In addition, we will not accept for exchange any private notes tendered, and no exchange notes will be issued in exchange for those private notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent
     All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Facsimile (Eligible Institutions Only):	By Mail, Hand or Overnight Delivery:

[(212) 298-1915]	The Bank of New York
Corporate Trust Operations
Attention:	Reorganization Unit
[Carrolle Montreuil]	101 Barclay Street—Floor 7E
[Reorganization Unit—7E]	New York, NY 10286

Confirmation by Telephone:	Attention:
[(212) 815-5920]	[Carrolle Montreuil]
     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees And Expenses
     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
     Holders who tender their private notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that private notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those private notes.

USE OF PROCEEDS
     The exchange offer is intended to satisfy an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.
     The gross proceeds from the offering of the private notes were used to redeem the ORBIMAGE Senior Subordinated Notes, to pay a portion of our project costs to bring the GeoEye-1 satellite into service, to pay transaction costs and expenses and for general corporate purposes.

CAPITALIZATION
     The following table sets forth the summary capitalization and cash and cash equivalents of the Issuer on a consolidated basis as of March 31, 2006. The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial and Operating Data,” the consolidated financial statements of ORBIMAGE and related notes included elsewhere in this prospectus and the unaudited consolidated financial statements of the Issuer and related notes included elsewhere in this prospectus.

March 31
2006
(in thousands)
Cash and cash equivalents	$221,303

Senior Secured Floating Rate Notes	$245,540
Other long term debt	$48,480

Long-term debt	294,020
Stockholders’ equity	139,288

Total capitalization	$433,308

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
     In connection with its emergence from Chapter 11 effective December 31, 2003, ORBIMAGE Inc., also referred to as the Successor Company, reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity, the Successor Company, is deemed to be created on the effective date of its emergence from Chapter 11, and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of Orbital Imaging Corporation, also referred to as the Predecessor Company, for the year ended December 31, 2003 and prior periods, generally will not be comparable to those of the Successor Company. In this prospectus, references to the periods ended December 31, 2003 and prior refer to the Predecessor Company, and the references to the financial position as of December 31, 2003 and the subsequent periods, are reported as Successor Company.
     The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.
     The following table sets forth the summary historical operating and other data of ORBIMAGE for the fiscal year ended December 31, 2005 and for the three month periods ended March 31, 2005 and 2006, and the summary historical operating and other data of Orbital Imaging Corporation for the fiscal years ended December 31, 2001, 2002 2003 and 2004. The following table also sets forth the summary historical balance sheet data of ORBIMAGE as of December 31, 2003 and 2004, and the summary historical balance sheet data of Orbital Imaging Corporation as of December 31, 2001 and 2002.
     The summary historical operating and other data of ORBIMAGE for the fiscal year ended December 31, 2005 and the summary historical balance sheet data of ORBIMAGE as of December 31, 2004 and 2005 were derived from the audited historical financial statements of ORBIMAGE and related notes included elsewhere in this prospectus. The summary historical operating and other data of ORBIMAGE as of and for the three month periods ended March 31, 2005 and 2006 were derived from the summary historical unaudited condensed financial statements of ORBIMAGE and related notes included elsewhere in this registration statement. The summary historical operating and other data of Orbital Imaging Corporation for each of the two fiscal years ended December 31, 2002 and 2003 were derived from the audited historical financial statements of Orbital Imaging Corporation and related notes included elsewhere in this prospectus. The summary historical financial and other data of Orbital Imaging Corporation as of and for the fiscal year ended December 31, 2001 were derived from the audited historical financial statements of Orbital Imaging Corporation and related notes; however such financial statements are not included in this prospectus.

	Predecessor Company			Successor Company
				Year Ended		Three Months Ended
	Years Ended December 31,			December 31,		March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Statement of Operations Data:
Revenues	$18,755	$15,552	$9,219	$31,020	40,702	$8,659	$30,257
Direct expenses	17,311	10,498	10,697	33,754	38,116	8,900	20,429

Gross profit (loss)	1,444	5,054	(1,478)	(2,734)	2,586	(241)	9,828
Selling, general and administrative expenses	9,502	4,060	4,744	11,746	12,341	2,548	6,207
Asset losses and impairment charges	138,040	5,115	18,205	—	—	—	—

Income (loss) from operations	(146,098)	(4,121)	(24,427)	(14,480)	(9,755)	(2,789)	3,621
Interest expense, net(1)	30,948	8,085	1,303	10,259	14,083	2,094	5,743
Loss from early extinguishment of debt	—	—	—	—	2,758	639	—
Unrealized gain on derivative instruments				—	(2,341)	—	(2,674)

Reorganization items, net(2)	—	18,396	(110,019)	—	—	—	—

Earnings (loss) before provision (benefit) for income taxes	(177,046)	(30,602)	84,289	(24,739)	(24,255)	(5,522)	552
Benefit for income taxes	—	—	—	—	—	—	—

Net earnings (loss)	$(177,046)	$(30,602)	$84,289	$(24,739)	$(24,255)	$(5,522)	$552

	Predecessor Company		Successor Company
	December 31,		December 31,			March 31,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$13,401	$6,293	$14,405	$60,565	$226,504	$83,379	$221,303
Current assets	48,050	12,636	16,304	75,325	237,772	95,319	248,043
Total assets	191,475	136,578	153,319	249,146	570,266	298,616	651,404
Current liabilities(3)	271,581	247,322	5,394	53,749	54,745	28,840	104,800
Long-term debt(3)	—	—	73,115	85,018	245,361	62,774	274,019
Stockholders’ equity (deficit)	(190,186)	(221,894)	74,810	85,888	136,897	154,688	139,288

	Predecessor Company			Successor Company
						Three Months Ended
	Years Ended December 31,			Year Ended December 31,		March 31,
	2001	2002	2003	2004	2005	2005	2006
		(in thousands)
Other Data:
Net cash provided by (used in) operating activities	$(1,667)	$(5,118)	$(2,987)	$27,500	$125,531	$33,560	$2,990
Net cash provided by (used in) investing activities	10,922	(1,990)	(9,118)	(3,530)	(179,598)	(61,092)	(52,578)
Net cash provided by (used in) financing activities	—	—	20,217	22,190	220,006	50,346	44,387
Deferred revenue — NextView program(4)	—	—	—	24,491	105,134	27,823	—
Capitalized costs — NextView program	—	—	—	48,275	149,014	34,124	36,908
Capital expenditures — (excluding NextView program)	22,916	1,990	21,402	2,800	12,341	466	214
Interest expense paid in kind(5)	—	—	1,403	10,446	—	—	—
Ratio of earnings to fixed charges(6)	—	—	62.8x	—	—	—	0.5x

(1)	Excludes contractual interest of $19,258 and $26,156 in 2002 and 2003 respectively.

(2)	Reorganization items include the following components:

	Predecessor Company
	Years Ended December 31,
	2002	2003
	(in thousands)
Gain on debt discharge	$—	$(116,056)
Write off of unamortized debt issuance costs	11,252	—
Professional fees	7,218	6,067
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	(74)	(30)

Total reorganization items	$18,396	$(110,019)

(3)	The Predecessor Company defaulted on its senior note obligations which caused them to be reclassified as current liabilities at December 31, 2001, and 2002, respectively. These senior notes were cancelled by the U.S. Bankruptcy Court effective December 31, 2003.

(4)	Represents cost share amounts received by from NGA, which are deferred until GeoEye-1 is placed into service and will then be recognized as revenue on a straight-line basis over the imagery delivery term of the program.

(5)	Interest expense paid in kind in 2003 consisted of interest on debt incurred for the purchase of insurance coverage for the OrbView-3 satellite. Interest expense paid in kind in 2004 consisted of interest on the

ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes, all of which was paid in kind from the date of issuance until December 31, 2004.

(7)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt discount and deferred financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For the years ended December 31, 2001, 2002, 2004 and 2005, our earnings were insufficient to cover our fixed charges by $177.0 million, $30.6 million, $24.7 million and $30.1 million, respectively. For the three months ended March 31, 2005 and 2006, our earnings were insufficient to cover our fixed charges by $5.5 million and $6.5 million, respectively.

DESCRIPTION OF THE EXCHANGE NOTES
     In this description, (i) the “Issuer” refers only to ORBIMAGE Holdings Inc. and not to any of its subsidiaries, and (ii) the “Company” or “ORBIMAGE” refers only to our subsidiary, ORBIMAGE Inc.
     The Issuer issued the private notes, and will issue the exchange notes (together with the private notes, the “Notes”), under an indenture dated June 29, 2005 (the “Indenture”) between it and The Bank of New York, as trustee (the “Trustee”).
     The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
     The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the Notes. We have filed a copy of the Indenture as an exhibit to the registration statement that includes this prospectus. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined herein will have the meanings assigned to them in the Indenture.
     The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes
     The Notes will:
•	be general obligations of the Issuer;

•	rank pari passu in right of payment with any existing and future unsubordinated debt of the Issuer;

•	rank senior in right of payment to any existing and future subordinated debt of the Issuer; and

•	be secured by a first-priority lien on and security interest in substantially all of the assets of the Issuer.
Brief Description of the Guarantee
     ORBIMAGE Inc. is an operating subsidiary of the Issuer (in such capacity, a “Guarantor” and, together with any future subsidiaries of the Issuer that issue a guarantee of the Notes in accordance with the Indenture, the “Guarantors”). The Guarantors was required to unconditionally guarantee the obligations of the Issuer under the Notes, including any repurchase obligation resulting from a Change of Control, on a senior secured basis on the first date (the “ORBIMAGE Guarantee Date”) after the Issue Date on which it was no longer prohibited from doing so by the indenture governing its Senior Subordinated Notes due 2008 (the “ORBIMAGE Senior Subordinated Notes”). The ORBIMAGE Guarantee Date occurred immediately upon the redemption of the ORBIMAGE Senior Subordinated Notes on July 7, 2005.
     Each guarantee of the Notes (a “Guarantee” and, together with any other guarantee of the Notes by any future additional Guarantors, the “Guarantees”) will:
•	be the general obligation of the Guarantor;

•	rank pari passu in right of payment with any existing and future unsubordinated debt of the Guarantor;

•	rank senior in right of payment to any existing and future subordinated debt of the Guarantor; and

•	be secured by a first-priority lien on and security interest in substantially all of the assets of the Guarantor.

     Each Guarantee will be limited to the maximum amount that would not render the applicable Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provisions of state law. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”
     As of March 31, 2006, we had $245.5 million of indebtedness outstanding, consisting of the private notes and approximately $69.8 million of other liabilities, including trade payables, ranking equally with the notes and the guarantee. We also have an unrestricted subsidiary which has indebtedness at March 31, 2006 of $48.5 million which is non recourse to ORBIMAGE Holdings.
Collateral
     The Notes and the ORBIMAGE Guarantee (and additional future Guarantees, if any) will be secured by a first-priority lien on and security interest in (to the extent attainable by filing, recording, possession or control), subject to Permitted Liens, substantially all of the assets of the Issuer and ORBIMAGE (and any future additional Guarantors, if any) (collectively, the “Collateral”). The Collateral will include, without limitation, the following items or types of assets (subject to certain exceptions specified in the Security Documents (as defined below)), in each case whether now owned or hereafter acquired:
•	all right, title and interest in, to and under all personal property and other assets, including any interests in Satellites and all accounts, all chattel paper, all documents, all general intangibles (including all trademarks (subject to certain limitations), patents, copyrights, other intellectual property and licenses thereof, payment intangibles and software), all goods (including inventory and fixtures), all instruments, all investment property, all deposit accounts and commodity accounts, including all blocked accounts and all other bank accounts and all deposits therein, all money, cash or Cash Equivalents, all supporting obligations and letter-of-credit rights;

•	any real property and associated fixtures owned from time to time having a value in excess of $1.0 million individually or $3.0 million in the aggregate;

•	all Capital Stock owned from time to time; and

•	all proceeds, tort claims, insurance claims and other rights to payments not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and income, benefits, rents and profits of, each of the foregoing and, to the extent related to any of the foregoing, all books, correspondence, credit files, records, invoices, and other papers (including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Issuer or any Guarantor or any computer bureau or service company from time to time acting for the Issuer or any Guarantor).
Notwithstanding the foregoing, the Collateral will not include leasehold interests in real property and will not include any licenses from NOAA.
     No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer in connection with the issuance and sale of the Notes. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Indenture and the Security Documents following an Event of Default would be sufficient to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if at all.
     The collateral release provisions of the Indenture and the Security Documents permit the release of Collateral without substitution of collateral of equal value under certain circumstances. To the extent that third parties enjoy Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee or the holders of the Notes to realize or foreclose on the Collateral. The Issuer may also issue additional Notes as described below, which would be secured by the Collateral, the effect of which will be to increase the amount of Indebtedness secured by the Collateral. In addition, the Issuer and its subsidiaries will be permitted to incur certain additional Indebtedness that may be equally and ratably secured by a lien on the Collateral. The ability of the holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain Bankruptcy Limitations.”
     The Liens granted on Collateral consisting of personal property have been and will be granted pursuant to a security agreement between the Issuer and the Guarantors and the Trustee (the “Security Agreement”). The Liens granted on Collateral consisting of owned real property and fixtures, if any, will be granted pursuant to mortgages, deeds of trust or deeds to secure debt (the “Mortgages”). The Security Agreement, any Mortgages and any other document granting or evidencing or purporting to grant or evidence a Lien on any Collateral are referred to as the “Security Documents”.
Certain Bankruptcy Limitations
     The right of the Trustee to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or a Guarantor prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.
Holding Company Structure
     The Issuer is a holding company and does not have any material assets or operations other than its ownership of all of the Capital Stock of ORBIMAGE Release Date, its interest. All of the Issuer’s operations are conducted through its subsidiary, ORBIMAGE.
     Although the Indenture will limit the incurrence of Indebtedness and the issuance of preferred stock by our Restricted Subsidiaries, this limitation will be subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by our Restricted Subsidiaries of liabilities that will not constitute “Indebtedness” as defined under the Indenture. See “Risk Factors—Risks Relating to the Notes—The notes will be effectively subordinated to the debts of ORBIMAGE prior to its guarantee of the notes.”
Principal, Maturity and Interest
     The Issuer will issue $250.0 million aggregate principal amount of exchange notes in the exchange offer (the “Initial Notes”). The Indenture provides for the issuance of additional Notes (the “Additional Notes”) having identical terms and conditions to the Initial Notes (including as to Collateral), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Initial Notes and will vote on all matters with the Initial Notes. All references herein to “Notes” include Additional Notes. The Notes will mature on July 1, 2012.
     The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     The Notes will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus a margin of 9.50%, as determined by the calculation agent (the “Calculation Agent”), which is currently the Trustee. Interest on the Notes will be payable in arrears on each January 1 and July 1, commencing on January 1, 2006. The Issuer will make each interest payment to holders of record of the Notes on the immediately preceding December 15 and June 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     Set forth below is a summary of certain of the defined terms used in the Indenture associated with the determination of the applicable interest rate.
     “Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.
     “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include December 31, 2005.
     “LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date; provided, however, that in no event shall LIBOR be less than 3.00% per annum. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
     “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
     “Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.
     “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
     The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount outstanding of the Notes. The amount of interest to be paid on the Notes for each day in the Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
Methods of Receiving Payments on the Notes
     If a holder has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and additional interest, if any, on that holder’s Notes if in an amount in excess of $1.0 million in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
     The Trustee currently acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
     A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Optional Redemption
     Optional Redemption upon Equity Offerings. At any time on or prior to July 1, 2008, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 100% of the principal amount of the Notes, plus a premium equal to the rate per annum on the Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date, in each case with the net cash proceeds of one or more Equity Offerings (other than to a Subsidiary) that have not previously been used or designated for a different purpose; provided that:
     (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
     Redemption at Option of Issuer. At any time on or after July 1, 2008 (or the date immediately following a Non-Call Extension Period following such date if (1) the Launch (as defined below) of GeoEye-1 has not occurred before August 15, 2007 and (2) the Issuer has not received, after January 1, 2007 and on or prior to August 15, 2007, $30.0 million or more of aggregate gross proceeds from one or more Equity Offerings and not applied such proceeds to a Prohibited Transaction (as defined below) on or prior to August 15, 2007 (the “Non-Call Extension”)), the Issuer may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below (or during the twelve-month period beginning on each date immediately following a Non-Call Extension Period thereafter if the Non-Call Extension has occurred):

Year	Percentage
2008	104.00%
2009	102.00%
2010 and thereafter	100.00%

     The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
     “Launch” means, with respect to GeoEye-1, that (a) there has been successful orbital insertion, within the error limits specified in the NGA Contract, of GeoEye-1, (b) vehicle communications have been established with GeoEye-1 and (c) GeoEye-1 vehicle operations are nominal and ready for the start of on-orbit acceptance testing.
     “Non-Call Extension Period” means a period consisting of the same number of days as the number of days that elapsed from February 15, 2007 to the Launch of GeoEye-1.
     “Prohibited Transaction” means (1) any Non-GeoEye-1 Capital Expenditure, (2) any Investment or other Restricted Payment and (3) any repayment of Indebtedness (other than the Notes).
Mandatory Redemption
     The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
Change of Control
     If a Change of Control occurs, each holder will have the right to require the Issuer to repurchase all or any part of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and additional interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will be required to mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
     On the Change of Control Payment Date, the Issuer will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
     The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof.
     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
     The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales and Events of Loss
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the property or assets or Equity Interests sold or issued or otherwise disposed of;
     (2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such disposition; and
     (3) to the extent any such Asset Sale or series of related Asset Sales involves aggregate consideration in excess of $5 million, the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale or series of Asset Sales complies with the foregoing clauses (1) and (2).
     The amount of (i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly and unconditionally released by all creditors in writing, and (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the receipt thereof shall be deemed to be cash received at the time of the applicable disposition for purposes of clause (2) above and for no other purpose.
     Within 365 days after the receipt of any Net Proceeds (other than those received as a result of sale of a Satellite) from any Asset Sale or series of related Asset Sales, in each case not in excess of $12.0 million, or the receipt of any Event of Loss Proceeds (other than those received as a result of a Satellite Event of Loss), the Issuer may apply those Net Proceeds or Event of Loss Proceeds at its option to:
     (1) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or
     (2) make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Event of Loss.

     When the aggregate amount of Net Proceeds (including those received as a result of a sale of a Satellite) and Event of Loss Proceeds (including those received as a result of a Satellite Event of Loss) not applied or invested in accordance with the preceding paragraph (together, “Excess Proceeds”) exceeds $10.0 million, the Issuer will be required to make an offer to all holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. Except as described in the following paragraphs, the Issuer will be required to mail within 60 days of the date on which Excess Proceeds exceed $10.0 million and, following consummation of an Asset Sale Offer relating to a Satellite Event of Loss, within 60 days of receipt of any additional Event of Loss Proceeds relating to such Satellite Event of Loss, a notice to each holder describing the transaction or transactions resulting in such Excess Proceeds and offering to repurchase the Notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
     Notwithstanding the provisions of the preceding paragraph, if a Satellite Event of Loss occurs with respect to GeoEye-1 and the related Event of Loss Proceeds are received from launch insurance then maintained by the Issuer for which coverage was determined based on the Issuer’s Insurance Test Net Debt, then the amount of the Excess Proceeds (and the amount of the associated Asset Sale Offer) shall be increased by the amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries included in such determination.
     In the case of an Asset Sale Offer that includes Event of Loss Proceeds from a Satellite Event of Loss with respect to GeoEye-1, the Issuer will be required to mail within 90 days of the date on which Excess Proceeds exceed $10.0 million and, following consummation of an Asset Sale Offer relating to such Satellite Event of Loss, within 90 days of receipt of any additional Event of Loss Proceeds relating to such Satellite Event of Loss, a notice to each holder describing the transaction or transactions resulting in such Excess Proceeds and offering to repurchase the Notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 90 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
     The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash.
     If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale and Event of Loss provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale and Event of Loss provisions of the Indenture by virtue of such conflict.
Free Cash Flow
     If the Issuer’s Free Cash Flow for the two consecutive fiscal quarter period commencing with the Trigger Quarter (as defined below) and any two fiscal quarter period thereafter (measured semi-annually) exceeds zero, the Issuer will, on or before the 30th day following the filing of a Form 10-Q with the Commission if such period ends on March 31, June 30 or September 30 and the 30th day following the filing of a Form 10-K with the Commission if such period ends on December 31 (each such filing date, an “Applicable Filing Date”), be required to make an offer to all holders of Notes (a “Free Cash Flow Offer”) to purchase the maximum principal amount of Notes that may be purchased utilizing 75% of such Free Cash Flow for such two fiscal quarter period. The offer price in any Free Cash Flow Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase and will be payable in cash. The “Trigger Quarter” will be the first full fiscal quarter after Checkout.
     To the extent (i) the amount equal to 75% of Free Cash Flow for any two fiscal quarter period is less than $5.0 million, the Issuer may elect not to make a Free Cash Flow Offer for such period and, in lieu thereof add such Free

Cash Flow to the amount of Free Cash Flow for the next succeeding two fiscal quarter period and (ii) any portion of a Free Cash Flow Offer made by the Issuer is not accepted by holders of the Notes (the “Offered Amount”), the Issuer shall add such portion that was not accepted to the amount of any Free Cash Flow for the next succeeding two fiscal quarter period (but not any subsequent two fiscal quarter period). A Free Cash Flow Offer for any two fiscal quarter period shall be deemed first made from any Offered Amount applicable to such two fiscal quarter period.
     Each Free Cash Flow Offer will be mailed, with a copy to the Trustee, and will comply with the procedures set forth in the Indenture. Upon receiving notice of the Free Cash Flow Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. A Free Cash Flow Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.
     The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Free Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the Free Cash Flow Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Free Cash Flow Offer provisions of the Indenture by virtue of such conflict.
     “Free Cash Flow” means, for any two fiscal quarter period, the Adjusted EBITDA of the Issuer for such period minus the sum of:
     (1) Consolidated Interest Expense of the Issuer for such period to the extent paid in cash in such period,
     (2) an amount equal to the aggregate of the amount of capital expenditures of the Issuer and the Restricted Subsidiaries for such period with respect to GeoEye-1 and associated ground stations and imagery processing facilities, in each case determined on a consolidated basis in accordance with GAAP (other than any such capital expenditures financed with the proceeds of one or more Equity Offerings or of long-term Indebtedness raised specifically to finance, in whole or in part, such capital expenditures),
     (3) an amount equal to the aggregate Non-GeoEye-1 Capital Expenditures made by the Issuer and Restricted Subsidiaries for such period not to exceed the amount of Non-GeoEye-1 Capital Expenditures permitted to be made in such period pursuant to the covenant described under “—Certain Covenants — Limitation on Certain Capital Expenditures” (other than any such Non-GeoEye-1 Capital Expenditures financed with the proceeds of one or more Equity Offerings or of long-term Indebtedness raised specifically to finance, in whole or in part, such Non-GeoEye-1 Capital Expenditures),
     (4) all taxes based on income, profits or capital of the Issuer and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, including, without limitation, state, franchise and similar taxes,
     (5) scheduled amortization payments and principal payments at maturity with respect to any Indebtedness (excluding Indebtedness the proceeds of which were used to finance capital expenditures as described in clauses (2) and (3) above), in each case to the extent such Indebtedness was permitted to be incurred under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”
     (6) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture during such period, and
     (7) the amount of consulting and advisory fees and related expenses paid to an Independent Financial Advisor (or any accruals related to such fees and related expenses) during such period, provided that such amount shall not exceed $2.0 million in any four quarter period.
Selection and Notice
     If less than all of the Notes under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.
     No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable price.
Certain Covenants
Restricted Payments
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
     (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;
     (c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes or any Guarantee; or
     (d) make any Restricted Investment
     (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), at any time prior to the second anniversary of Checkout. The Issuer will not, and will not permit any of its Restricted Subsidiaries to make any Restricted Payment thereafter unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and
     (2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have not exceeded the Net Debt to Adjusted EBITDA Ratio test set forth in the covenant described under “— Maintenance of Net Debt to Adjusted EBITDA Ratio;” and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date, is less than the sum of
     (v) the sum of (1) 50% of annual Consolidated Net Income for each calendar quarter of the Issuer for which Consolidated Net Income is a gain and (2) 100% of Consolidated Net Income for each calendar quarter of the Issuer for which Consolidated Net Income is a loss, in each case for which internal financial statements are available on the date the Restricted Payment is to be made (the “Reference Date”); plus
     (w) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Capital Stock of the Issuer or warrants, options or other rights to acquire Capital Stock of the Issuer (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); plus
     (x) without duplication of any amounts included in clause (3)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus
     (y) without duplication, the sum of:
     (1) the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;
     (2) the aggregate net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Restricted Investments (other than to a Subsidiary of the Issuer); and
     (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Issuer’s or a Restricted Subsidiary’s Investment in such Subsidiary on the date of such redesignation;
     provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date; plus
     (z) the amount of any dividend received by the Issuer or a Restricted Subsidiary in cash from an Unrestricted Subsidiary to the extent that such dividends were not included in Consolidated Net Income of the Issuer for such period.
     The preceding provisions will not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;
     (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent corporation or Indebtedness subordinated to the Notes or a Guarantee, as the case may be, (i) in exchange for, or (ii) out of the proceeds of contributions to the equity capital of the Issuer or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of, Equity Interests of the Issuer (in each case other than Disqualified Stock);
     (3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes or a Guarantee made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes or Guarantee being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes or Guarantee being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Notes and any such applicable Guarantees at least to the same extent as such Indebtedness subordinated to such Notes and/or Guarantees being so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes or Guarantee being so redeemed, repurchased, acquired or retired, (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes or Guarantee being so redeemed, repurchased, acquired or retired and (E) such new Indebtedness provides for no amortization prior to the final scheduled maturity date of the Indebtedness subordinated to such Notes or Guarantee being so redeemed, repurchased, acquired or retired;
     (4) the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Issuer or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed $2.0 million in any calendar year or exceed $7.5 million since the Issue Date;
     (5) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (6) declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Consolidated Interest Expense”; and
     (7) other Restricted Payments in an aggregate amount not to exceed $5.0 million;
     provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (3), (4), (6) and (7) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (4), (6) and (7) shall be included in such calculation.
     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Issuer.
     The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this offering memorandum.
Incurrence of Indebtedness and Issuance of Preferred Stock
     (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) (which may be guaranteed by any Guarantor) if the Debt to Adjusted EBITDA Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would be less than or equal to 3.0 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
     (b) In addition to the limitation imposed by paragraph (a) of this covenant, any issuance of Additional Notes shall be subject to further requirements that the Issuer shall, at its sole cost and expense, have performed or caused to be performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and second priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the holders of Notes.
     (c) Paragraph (a) of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):
     (1) Indebtedness of the Issuer under Credit Facilities (which may be guaranteed by any Guarantor), together with the incurrence of any guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, when taken together with amounts incurred pursuant to clause (4) below, does not exceed of $25.0 million outstanding at any one time;
     (2) Indebtedness represented by the Notes (including any Guarantees thereof) issued on the Issue Date;
     (3) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);
     (4) Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business up to an aggregate principal amount that, (a) when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) and (b) when taken together with amounts incurred pursuant to clause (l) above, does not exceed $25.0 million outstanding at any one time;
     (5) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
     (6) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;
     (7) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and

(B) if the Issuer or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes or of such Guarantor with respect to its Guarantee;
     (8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;
     (9) Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding in an aggregate amount not to exceed $10.0 million at any one time outstanding;
     (10) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;
     (11) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any other Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;
     (12) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above and this clause (12) or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness ranking pari passu with or subordinated to the Notes, such Refinancing Indebtedness ranks pari passu with or is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of the Issuer, (E) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced, (F) shall not amortize prior to the Stated Maturity of the Indebtedness being refunded or refinanced and (G) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced;
     (13) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;
     (14) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
     (15) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not in excess of the stated amount of such letter of credit; and
     (16) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (15) above.
     Except as permitted by clause (8) above, under no circumstances will any Restricted Subsidiary issue any Preferred Stock. For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify and later reclassify such item of

Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion or amortization of original issue discount, payment in kind of Preferred Stock and the payment of interest in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.
Maintenance of Net Debt to Adjusted EBITDA Ratio
     As of the last day of each fiscal quarter of the Issuer, commencing with the Initial Test Quarter (as defined below), the Net Debt to Adjusted EBITDA Ratio of the Issuer and its Restricted Subsidiaries shall not exceed (1) 3.0 to 1.0 for the Initial Test Quarter and each of the first three fiscal quarters after the Initial Test Quarter, (2) 2.0 to 1.0 for each of the next succeeding four fiscal quarters and (3) 1.0 to 1.0 thereafter. The “Initial Test Quarter” will be the first full fiscal quarter after the first anniversary of Checkout.
Limitation on Layering
     The Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or such Guarantor’s Guarantee of the Notes (as applicable) to at least the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor.
Liens
     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.
Dividend and Other Payment Restrictions Affecting Subsidiaries
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:
     (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
     (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
     (c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Indebtedness existing on the Issue Date;
     (2) the Indenture;
     (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

     (4) applicable law or any applicable rule, regulation or order;
     (5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person or the property or assets of the Person so acquired;
     (6) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
     (7) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
     (8) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; or
     (9) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more restrictive with respect to such encumbrances or restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Merger, Consolidation or Sale of Assets
     The Issuer may not, directly or indirectly, (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:
     (1) either (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the “Successor Company”);
     (2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements in form reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;
     (3) immediately after such transaction no Default or Event of Default exists;
     (4) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, both (A) the Successor Company (if other than the Issuer) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, and (B) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;
     (5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the Notes, the Indenture and the Registration Rights Agreement; and

     (6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture, and an Opinion of Counsel (subject to customary exceptions) stating that (a) the conditions set forth in clauses (1) and (2) above have been met, (b) the Successor Company has taken all necessary action to assume the obligations of the Issuer under the Notes, the Indenture, the Registration Rights Agreement and the Security Documents, (c) such Notes, Indenture, Registration Rights Agreement and Security Documents are enforceable against the Successor Company in accordance with their terms and (d) the Collateral continues to be subject to the Lien in favor of the Trustee for the benefit of the holders of Notes.
     The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.
     Subject to the provisions described under “—Subsidiary Guarantees”, no subsidiary Guarantor shall directly or indirectly (1) consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving entity), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:
     (1) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of such Guarantor, the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);
     (2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee and causes such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;
     (3) immediately after such transaction no Default or Event of Default exists; and
     (4) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture, and an Opinion of Counsel (subject to customary exceptions) stating that (a) the conditions set forth in clauses (1) and (2) above have been met, (b) the Successor Guarantor has taken all necessary action to assume the obligations of such Guarantor under the Notes, the Indenture, the Registration Rights Agreement and the Security Documents, (c) such Notes, Indenture, Registration Rights Agreement and Security Documents are enforceable against the Successor Guarantor in accordance with their terms and (d) the Collateral of the Successor Guarantor continues to be subject to the Lien in favor of the Trustee for the benefit of the holders of Notes.
     The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Registration Rights Agreement. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and (2) any Guarantor may merge into or transfer all or part of its properties and assets to the Issuer or another Guarantor.
Transactions with Affiliates
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
     (2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors; and
     (3) the Issuer receives, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and files the same with the Trustee.
     The following items will not be subject to the provisions of the prior paragraph:
     (1) transactions between or among the Issuer and/or any Wholly-Owned Restricted Subsidiary or any entity that becomes a Wholly-Owned Restricted Subsidiary as a result of such transaction so long as such transactions are not otherwise prohibited by the Indenture;
     (2) Restricted Payments permitted by the Indenture;
     (3) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;
     (4) transactions in which the Issuer or the relevant Restricted Subsidiary delivers to the Trustee a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor;
     (5) payments made or performance under any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);
     (6) any employment agreements, stock option plans and other compensatory agreements entered into by the Issuer or any of the Restricted Subsidiaries and which, in each case, are approved by the Board of Directors of the Issuer in good faith and which are otherwise permitted under the Indenture; and
     (7) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer.
Limitation on Certain Capital Expenditures
     The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (1) at any time, make any Non-GeoEye-1 Capital Expenditure or (2) at any time after Checkout, make any capital expenditure, including any Non-GeoEye-1 Capital Expenditure (in each case other than to the extent funded with one or more Equity Offerings or contributions of equity (other than by the Company or any of its Subsidiaries)), if, immediately after giving effect to such Non-GeoEye-1 Capital Expenditure or other capital expenditure, as applicable, either (x) the aggregate amount of Non-GeoEye-1 Capital Expenditures made by the Issuer and its Restricted Subsidiaries since the Issue Date in the case of the fiscal year ending December 31, 2005 would exceed $7.5 million, or (y) the aggregate amount of all Non-GeoEye-1 Capital Expenditures (and other capital expenditures made since Checkout, if any) made by the Issuer and its Restricted Subsidiaries since the first day of the Issuer’s then current fiscal year in the case of any subsequent fiscal year would exceed $15.0 million (the “Base Amount”);

provided that for any fiscal year, the Base Amount may be increased by a maximum of 100% by carrying over to such fiscal year any portion of the Base Amount (without giving effect to any carryover) not used in the immediately preceding fiscal year or period. Non-GeoEye-1 Capital Expenditures or other capital expenditures, as applicable, in any fiscal year shall be deemed first made from the Base Amount applicable to such fiscal year (without giving effect to any carryover).
Maintenance of Insurance
     The Issuer and each Restricted Subsidiary will:
     (a) with respect to OrbView-3, obtain, maintain and keep in full force and effect at all times prior to the launch of GeoEye-1, On-Orbit Insurance for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) the book value of such Satellite and (y) the maximum amount of coverage that the Issuer, using its reasonable best efforts, can obtain at such time in the insurance market without, in the reasonable and good faith judgment of the Board of Directors of the Issuer, resulting in a disproportionate expenditure for premiums when measured against the amount of coverage that can be obtained;
     (b) with respect to each Satellite to be launched by the Issuer or any Restricted Subsidiary after the Issue Date (including GeoEye-1) obtain, maintain and keep in full force and effect at all times launch insurance covering the launch of such Satellite and one year thereafter, for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 100% of the Issuer’s Insurance Test Total Debt (as defined below) outstanding as of the last day of the immediately preceding fiscal quarter and (y) 120% of the Issuer’s Insurance Test Net Debt (as defined below) outstanding as of the last day of the immediately preceding fiscal quarter; and
     (c) from and after the first anniversary of the launch of GeoEye-1, obtain, maintain and keep in full force and effect at all times On-Orbit Insurance for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 110% of the Issuer’s Insurance Test Net Debt outstanding as of the last day of the immediately preceding fiscal quarter and (y) the net book value of GeoEye-1 as of such date.
     “Insurance Test Net Debt” means, as at any date of determination, an amount equal to the difference of (i) Insurance Test Total Debt at such date, minus (ii) the aggregate amount of cash and Cash Equivalents on hand of the Issuer and its Restricted Subsidiaries at such date.
     “Insurance Test Total Debt” means, as at any date of determination, an amount equal to the aggregate amount of all Notes then outstanding plus any Indebtedness incurred pursuant to clause (1) or clause (9) of the definition of “Permitted Debt” to the extent such Indebtedness is secured by a Lien on the Collateral pursuant to clause (24) or clause (6), respectively, of the definition of “Permitted Liens”.
     The insurance policies required by this covenant shall
     (i) contain no exclusions other than such exclusions or limitations of coverage as may be applicable to a substantial portion of Satellites of the same model or relating to systemic failures or anomalies as are then customary in the Satellite insurance market, and
     (ii) provide coverage for all risks of loss of and damage to the Satellite, including for partial loss, constructive total loss and total loss.
     The insurance required by this covenant shall name the Trustee on behalf of the holders of the Notes as additional named insured and loss payee.
     Within 30 days following any date on which the Issuer or any Restricted Subsidiary is required to obtain insurance pursuant to this covenant, the Issuer will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Issuer and the applicable Restricted Subsidiary, complies with the requirements of the Indenture. In addition, the Issuer will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee on behalf of the holders of the Notes to (i) notice of any claim under any such insurance policy and (ii) at least 30 days’ notice from the provider of such insurance prior to the cancellation of any such insurance an Officers’ Certificate that complies with the first sentence of this paragraph. The Issuer will also deliver to the Trustee no less than once each fiscal quarter an Officers’ Certificate in accordance with the requirements of the Indenture certifying as to the Issuer’s compliance with this covenant.
     In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, a “Satellite Event of Loss”), all Event of Loss Proceeds in respect of such Satellite Event of Loss shall be applied in the manner provided for in the covenant described under “—Repurchase at the Option of Holders—Asset Sales and Events of Loss.”
Subsidiary Guarantees
     (a) Immediately on the first day on which ORBIMAGE Inc. was no longer prohibited under the terms of the ORBIMAGE Senior Subordinated Notes from guaranteeing the Notes, ORBIMAGE Inc. was required to:
     (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which ORBIMAGE Inc. shall unconditionally guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;
     (2) execute and deliver to the Trustee Security Documents in form reasonably satisfactory to the Trustee to evidence the first priority lien on and security interest in (subject to Permitted Liens) substantially all of the assets of such Guarantor and take such other actions as shall be necessary or advisable to perfect such lien and security interest; and
     (3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Security Documents have been duly authorized, executed and delivered by ORBIMAGE Inc. and constitutes a legal, valid, binding and enforceable obligation of ORBIMAGE Inc..
     On July 7, 2005, ORBIMAGE Inc. became a Guarantor for all purposes of the Indenture.
     (b) If (i) the Issuer or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or (ii) the Issuer or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall as soon as reasonably practicable:
     (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;
     (2) execute and deliver to the Trustee Security Documents in form reasonably satisfactory to the Trustee to evidence the first priority lien on and security interest in (subject to Permitted Liens) substantially all of the assets of such Guarantor and take such other actions as shall be necessary or advisable to perfect such lien and security interest; and
     (3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Security Documents have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligation of such Restricted Subsidiary.
     Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
     Notwithstanding the foregoing clauses (a) and (b), any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any holder of the Notes, and the Security Documents will provide that all security interests in and Liens on the assets of such Guarantor and on the Capital Stock of such Guarantor shall be released automatically and with no further action on the part of any Person upon (i) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Issuer of all of the Issuer’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed, (ii) the Issuer’s designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture or (iii) legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
Business Activities
     The Issuer will not permit any Restricted Subsidiary to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.
Payments for Consent
     The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
     Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending June 30, 2005, or (in the case of annual financial information) within 90 days after the end of each fiscal year all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (other than the information required by Items 307 and 308 of Regulation S-K), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants.
     In addition, whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
     The posting of the information and reports referred to above on ORBIMAGE’s website or one maintained on its behalf for such purpose shall be deemed to satisfy the Issuer’s delivery obligations; provided that the Issuer shall use reasonable efforts to inform holders of Notes of the availability of such information and reports, which may be satisfied by, among other things, a press release on any national business press release wire service. In addition, following the consummation of this exchange offer or the effectiveness of this registration statement, availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Issuer’s delivery obligation.

Events of Default and Remedies
     Under the Indenture, an Event of Default will be defined as any of the following:
     (1) the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes issued under the Indenture;
     (2) the Issuer defaults in the payment when due of interest or additional interest, if any, on or with respect to the Notes issued under the Indenture and such default continues for a period of 30 days;
     (3) the Issuer defaults in the performance of, or breaches, any covenant, warranty or other agreement contained in the Indenture, the Notes, the Escrow Agreement or the Security Documents (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically governed by clauses (1) or (2) above and other than a default with respect to the covenants described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or “—Partial Escrow of Proceeds; Guarantee by ORBIMAGE,” which in each case will constitute an Event of Default with the notice specified below but without the passage of time requirement) and such default or breach continues for a period of 30 days after the notice specified below;
     (4) the Issuer defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $5.0 million or more at any time;
     (5) certain events of bankruptcy affecting the Issuer or any Subsidiary;
     (6) the Issuer or any Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $5.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 30 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (7) any Security Document ceases to be in full force and effect, or ceases to be effective to grant a perfected Lien on any material portion of the Collateral with the priority purported be created thereby (except as contemplated by the terms thereof); and
     (8) any Guarantee fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under its Guarantee.
     A Default under clause (3) above will not constitute an Event of Default until the Trustee or the holders of 25% in aggregate principal amount of the then outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time period specified in clause (3) after receipt of such notice.
     If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.
     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes issued under the Indenture may rescind and cancel such declaration and its consequences:
     (a) if the rescission would not conflict with any judgment or decree;
     (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
     (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
     (d) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and
     (e) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate that such Event of Default has been cured or waived.
     No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     The holders of a majority in principal amount of the Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment when due of the principal of or interest on the Notes.
     In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.
     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
     The Issuer will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer will be required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer under the Notes, the Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
     The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture and the Security Documents (“Legal Defeasance”) except for:
     (1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;
     (2) the Issuer’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not its Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:
     (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of or interest and premium and additional interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;
     (6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and
     (7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
     Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.
Amendment, Supplement and Waiver
     Except as provided in the next three succeeding paragraphs, the Indenture, the Notes, the Escrow Agreement or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes, the Escrow Agreement or the Security Documents may be waived with the consent of the holders of a majority in principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
     Without the consent of each holder affected, an amendment or waiver of the Indenture, the Notes, the Escrow Agreement or the Security Documents may not (with respect to any Notes held by a non-consenting holder):
     (1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);
     (3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;
     (4) waive a Default or Event of Default in the payment of principal of or interest or premium or additional interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest or premium or additional interest, if any, on the Notes issued thereunder;
     (7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders”);
     (8) modify the Guarantees in any manner materially adverse to the holders of the Notes;

     (9) except as permitted by the Indenture, release any Guarantee or any Lien on all or substantially all of the Collateral;
     (10) subordinate the Notes or any Guarantee to any other Indebtedness; or
     (11) make any change in the preceding amendment and waiver provisions.
     Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture, the Notes, the Escrow Agreement or the Security Documents:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Issuer’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;
     (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;
     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939; or
     (6) to add a Guarantee of the Notes or to add Collateral for the benefit of the Notes or the Guarantees.
Satisfaction and Discharge
     The Indenture (and all Liens on Collateral granted to secure the Notes and the Guarantees) will be discharged and will cease to be of further effect as to all Notes, when:
     (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;
     (2) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and
     (3) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.
     In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge set forth above have been satisfied.

Concerning the Trustee
     If the Trustee becomes a creditor of the Issuer, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it will be required to eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
     The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes issued thereunder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
     The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person; and
     (2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person;
     but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.
     “Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:
     (1) provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes, plus
     (2) Consolidated Interest Expense of such Person for such period, plus
     (3) Consolidated Depreciation and Amortization Expense of such Person for such period, plus
     (4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture, plus
     (5) the amount of consulting and advisory fees and related expenses paid to an Independent Financial Advisor (or any accruals related to such fees and related expenses) during such period, provided that such amount shall not exceed (i) $2.3 million in the four quarter period immediately subsequent to the Issue Date and (ii) $2.0 million in any subsequent four quarter period, plus

     (6) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), and (B) less the sum of, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period).
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control"(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:
     (1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business;
     (2) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control;
     (3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant described under “— Certain Covenants — Restricted Payments”;
     (4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $1.0 million;
     (5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;
     (6) the lease, assignment or sublease of any real or personal property in the ordinary course of business;
     (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (1) of the definition of “Permitted Investments”); and
     (8) any disposition of assets received by the Issuer or any Restricted Subsidiary upon foreclosures on a Lien.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation;
     (2) with respect to a partnership, the Board of Directors of the general partner or manager of the partnership; and
     (3) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
     “Cash Equivalents” means:
     (1) U.S. dollars, pounds sterling, Euros or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (2) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
     (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500.0 million;
     (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;
     (6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;
     (7) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
     (8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million.
     “Change of Control” means the occurrence of any of the following:
     (1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person or group of related Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act);
     (2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group of related Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of

Rule 13d-3 under the Exchange Act or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Issuer; or
     (3) individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.
     “Checkout” means, with respect to GeoEye-1, the earlier of (i) the date that is six months after Launch and (ii) the date that the Issuer has provided to the National Geospatial-Intelligence Agency both (a) the results of on-orbit checkout and acceptance and (b) the first operational delivery of the Issuer’s system data following successful completion of on-orbit acceptance testing as well as Civil Commercial Applications Program and Joint Interoperational Test Command certification in accordance with the Statement of Work dated as of October 28, 2004 by the Company for the National Geospatial-Intelligence Agency governing the development of GeoEye-1.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Issue Date and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.
     “Collateral Account” means the collateral account to be established in favor of the Trustee pursuant to the Indenture.
     “Commission” means the Securities and Exchange Commission.
     “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, (I) the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (II) interest income of such Person and its Restricted Subsidiaries for such period.
     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP including, without duplication, consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided that there shall be excluded therefrom
     (1) after-tax gains from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;
     (2) after-tax items classified as extraordinary or nonrecurring gains;
     (3) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;
     (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

     (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;
     (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;
     (7) the amount of cost-share payments from the National Geospatial-Intelligence Agency for GeoEye-1 satellite construction costs that were recorded as deferred revenue when received and recognized as revenue in such period;
     (8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and
     (9) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.
     “Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.
     For purpose hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms if such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.
     “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
     “Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, or trade or standby letters of credit, in each case as any such facility may be revised, restructured or refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors.
     “Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (2) Adjusted EBITDA of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the event giving rise to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
     “Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means any private placement (other than to a Subsidiary) or public sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8.
     “Event of Loss” means, with respect to any property or assets, any (1) loss, destruction or damage of such property or assets, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or assets, or confiscation of such property or assets or the requisition of the use thereof, (3) settlement in lieu of clause (2) above, and (4) without limiting the foregoing, any Satellite Event of Loss.

     “Event of Loss Proceeds” means, with respect to any Event of Loss (including any Satellite Event of Loss), all insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after
     (1) provision for all income or other taxes measured by or resulting from such Event of Loss,
     (2) payment of all reasonable legal, accounting and other fees and expenses related to such Event of Loss,
     (3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the property or assets that is the subject of such Event of Loss,
     (4) provision for payments to Persons who own an interest in the Satellite in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and
     (5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the property or assets that was the subject of the Event of Loss.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.
     “Government Securities” means securities that are:
     (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
     “Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.
     “Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

     (1) interest rate agreements, interest rate cap agreements and interest rate collar agreements; and
     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
     “Indebtedness” means, with respect to any Person,
     (a) any indebtedness (including principal and premium) of such Person, whether or not contingent,
     (i) in respect of borrowed money,
     (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),
     (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or
     (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,
     (b) Disqualified Stock of such Person,
     (c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and
     (d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);
     provided, however, that Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; or (3) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.
     “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Issuer, independent and otherwise qualified to perform the task for which it has been engaged.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such

Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”
     For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under "—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Issuer in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer.
     “Issue Date” means June 29, 2005.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Debt” means, as at any date of determination, an amount equal to the difference of (i) Consolidated Total Indebtedness of the Issuer at such date, minus (ii) the aggregate amount of cash and Cash Equivalents on hand of the Issuer and its Restricted Subsidiaries as at such date.
     “Net Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of (1) Net Debt as of the date of calculation (the “Calculation Date”) to (2) Adjusted EBITDA of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Net Debt to Adjusted EBITDA Ratio is being calculated but prior to the event giving rise to the Calculation Date, then the Net Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Net Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of

Regulation S-X promulgated by the Commission. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
     “NGA Contract” means Contract No. HM1573-04-3-0001 between the Company and the National Geospatial-Intelligence Agency dated September 30, 2004, Contract No. HM1573-04-C-0014 between the Company and the National Geospatial-Intelligence Agency dated September 30, 2004 and the associated Statement of Work dated as of October 28, 2004 by the Company for the National Geospatial-Intelligence Agency governing the development of GeoEye-1, as in effect on the Issue Date.
     “Non-GeoEye-1 Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by that Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions to fixed assets, real property or improvements that are not related to GeoEye-1 and associated ground stations and imagery processing facilities.
     “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales and Events of Loss”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Chief Financial Officer, the Controller or the Secretary of the Issuer.
     “Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.
     “On-Orbit Insurance” means, with respect to any Satellite, insurance or another contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding On-Orbit Insurance policy, subject to the terms and conditions set forth in the Indenture.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee under the Indenture. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

     “Permitted Business” means any business conducted or proposed to be conducted by the Issuer on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
     “Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
     “Permitted Investments” means:
     (1) any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;
     (2) any Investment in cash and Cash Equivalents;
     (3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;
     (4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under "—Repurchase at the Option of Holders—Asset Sales and Events of Loss” or any other disposition of assets not constituting an Asset Sale;
     (5) any Investment existing on the Issue Date and Investments made pursuant to binding commitments in effect on the Issue Date;
     (6) loans and advances of payroll payments and expenses to officers, directors and employees, in each case incurred in the ordinary course of business;
     (7) any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;
     (9) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales and Events of Loss”;
     (10) Investments the payment for which consists of Equity Interests of the Issuer (exclusive of Disqualified Stock);
     (11) guarantees of Indebtedness permitted under the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;
     (12) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clause (2) of the second paragraph thereof);
     (13) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

     (14) guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;
     (15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
     (16) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (16), not to exceed $5.0 million at any one time outstanding.
     “Permitted Liens” means the following types of Liens:
     (1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;
     (2) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;
     (3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;
     (4) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;
     (5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation (provided that up to $10.0 million of Hedging Obligations may be secured by a Lien on the Collateral);
     (7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (8) Liens in favor of the Issuer or any Guarantor;
     (9) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which the Issuer or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
     (10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (11) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;
     (12) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;
     (13) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;
     (14) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
     (15) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
     (16) Liens securing obligations in respect of trade-related letters of credit permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
     (17) any interest or title of a lessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;
     (18) licenses of intellectual property granted in a manner consistent with past practice;
     (19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (20) Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (21) Liens securing Capitalized Lease Obligations or other Indebtedness permitted to be incurred under clause (4) of paragraph (c) of the covenant described under “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such Liens may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (4);
     (22) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
     (23) Liens securing the Notes or the Guarantees;
     (24) Liens securing Indebtedness permitted to be incurred under clause (1) of paragraph (c) of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
     (25) Refinancings of Indebtedness secured by any Liens referred to in clauses (3), (4) and (22); provided, however, that (A) such Lien may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property that secured the original Lien (and any improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the amount outstanding at the time of the original Lien and (2) the amount necessary to pay any fees any expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.
     “Registration Rights Agreement” means the registration rights agreement to be dated as of June 29, 2005 between the Issuer and the initial purchasers named therein relating to the Notes and any other similar registration rights agreement relating to any Additional Notes.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Satellite” means any satellite owned by, or leased to, the Issuer or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).
     “Satellite Event of Loss” is defined above under “—Certain Covenants—Maintenance of Insurance.”
     “Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.
     “Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.
     “Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

     “Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant described under “—Certain Covenants— Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
     “Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
     The following discussion is a summary of certain United States federal income tax consequences relevant to the exchange of private notes for exchange notes and relevant to the ownership and disposition of the exchange notes, and does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass through entities or investors in such entities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, persons subject to constructive sale rules and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.
     As used herein, “United States Holder” means a beneficial owner of the notes who or that is:
•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.
     If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.
     We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the notes or that any such position would not be sustained.
     THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.
Exchange Pursuant to the Exchange Offer
     The exchange of the private notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes should not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes should have the same tax attributes as the private notes and the same tax consequences to holders as the private notes, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

United States Holders
     Interest
     Because the exchange notes provide for a floating rate of interest, a United States Holder must include in income the stated interest actually paid on such notes each period in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. Although the matter is not entirely free from doubt, we intend to take the position that such stated interest is accrued each period at the new rate that is set at the beginning of each such period. An alternative interpretation of the applicable Treasury regulations would require a United States Holder to accrue stated interest at the rate in effect for the first period of the notes and then adjust such amount of interest accrual on the date such stated interest is paid to the amount of the stated interest actually paid. In certain circumstances (see “Description of the Exchange Notes—Optional Redemption,” “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Exchange Offer; Registration Rights”), we may be obligated to make payments on the exchange notes in excess of stated interest and principal. We may be required to make payments of additional amounts if we call the exchange notes for redemption or if we repurchase the exchange notes at the option of the holders upon the occurrence of a change in control of the Issuer. In addition, we may be required to make payments of additional amounts if certain obligations under the registration rights agreement are not satisfied. We intend to take the position that the exchange notes should not be treated as contingent payment debt instruments because of these additional payments, and this disclosure assumes that our position will be respected. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, United States Holders could be required to accrue interest income at a rate higher than the floating interest rate on the exchange note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of an exchange note. United States Holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the contingent payment debt instrument rules and the consequences thereof.
     Original Issue Discount
     The private notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes, and accordingly United States Holders of the exchange notes are subject to special rules relating to the accrual of income for tax purposes. United States Holders of the exchange notes generally must include OID in gross income (as interest income) for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States Holders must include OID in income in advance of the receipt of cash attributable to such income. However, United States Holders of the exchange notes generally will not be required to include separately in income cash payments received on the exchange notes to the extent such payments constitute payments of accrued OID.
     The exchange notes are treated as issued with OID in an amount equal to the excess of the notes “stated redemption price at maturity” over its issue price. The “issue price” of the exchange notes is the first price at which a substantial amount of the private notes were sold to the public for cash. The stated redemption price at maturity of a note includes all payments on the note other than payments of “qualified stated interest.” In general, under applicable Treasury regulations, “qualified stated interest” means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between stated interest payments. Interest on a floating rate note that is unconditionally payable at least annually constitutes “qualified stated interest” if the floating rate note is a “variable rate debt instrument” (a “VRDI”), and interest is payable at a single “qualified floating rate” within the meaning of the applicable Treasury regulations. The exchange notes will be treated as VRDIs and the stated interest payable on the exchange notes will be treated as payable at a single qualified floating rate under these regulations. Thus, payments of stated interest on the exchange notes will be payments of qualified stated interest and will not be taken into account for purposes of determining the stated redemption price at maturity of the exchange notes.
     The amount of OID includible in income by a United States Holder of an exchange note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such United States Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusting for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).
     The exchange notes provide for a floating rate of interest, and therefore will be subject to special OID rules. Because the notes are VRDIs that provide for stated interest to be unconditionally payable at a single qualified floating rate at least annually, both the “yield to maturity” and the “qualified stated interest” will be determined, solely for purposes of calculating the accrual of OID, as though the exchange notes will bear interest in all periods at a fixed rate generally equal to the rate for the initial interest period.
     Market Discount
     If a United States Holder acquires an exchange note at a cost that is less than the revised issue price, the amount of such difference is treated as market discount for federal income tax purposes unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the complete years to maturity (from the date of acquisition). In general, the “revised issue price” of an exchange note will be such note’s adjusted issue price, as defined above under “- Original Issue Discount.”
     Under the market discount rules of the Code, a United States Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States Holder as if the holder had sold the note at its then fair market value.
     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.
     With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.
     Acquisition premium
     If a United States Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. An exchange note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:
•	less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, and

•	greater than the note’s adjusted issue price.
     If a discount note is purchased at an acquisition premium, the United States Holder will reduce the amount of OID that otherwise would be included in income during an accrual period by an amount equal to:

•	the amount of OID otherwise includible in income, multiplied by

•	a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the United States Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.
As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the United States holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under “Original Issue Discount.”
     Amortizable bond premium
     In general, if a United States Holder acquires an exchange note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such excess will constitute bond premium. A United States Holder may generally elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under its regular accounting method. The exchange notes are subject to call provisions at our option at various times, as described under “Description of the Exchange Notes–Optional Redemption.” A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. Applicable Treasury Regulations provide special rules for VRDIs which would apply to the exchange notes. Under this rule, a United States Holder determines bond premium on a VRDI by reference to the stated redemption price at maturity of the “equivalent fixed rate debt instrument” for the VRDI. The United States holder also allocates bond premium among the accrual periods by reference to the “equivalent fixed rate debt instrument” for the VRDI. The equivalent fixed rate debt instrument is constructed for the VRDI as of the date the United States Holder acquires the VRDI using the interest rate on the exchange notes that is in effect on the date the United Sates Holder acquires the exchange note. The amount of amortizable bond premium that a United States Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the exchange note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period.
     A United States Holder who elects to amortize bond premium must reduce the holder’s tax basis in the exchange note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service. United States Holders should consult their tax advisors before making this election. If a United Sates Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the holder would otherwise recognize on disposition of the exchange note.
     Election to treat all interest as original issue discount
     United States Holders may elect to include in gross income all interest that accrues on an exchange note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, by using the constant yield method described above under the heading “Original Issue Discount.” This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. This election for a note with amortizable bond premium will result in a deemed election to amortize premium on a constant yield method for the note and for all other debt instruments held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the permission of the IRS. A United States Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.
     Sale or other taxable disposition of the exchange notes

     A United States Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less any portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost therefor increased by any OID or market discount previously included in income and reduced (but not below zero) by the amount of amortizable bond premium previously taken into account with respect to the note. Except as discussed above under the heading “–Market Discount”, this gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitations.
     Backup withholding
     A United States Holder may be subject to a backup withholding tax (up to 31%, with a current rate of 28%) when such holder receives interest and principal payments on the exchange notes held or upon the proceeds received upon the sale or other disposition (including a redemption) of such exchange notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:
     • fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;
     • furnishes an incorrect TIN;
     • is notified by the IRS that it is subject to backup withholding because it did not report all of its reportable interest and dividends on its tax return; or
     • fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.
     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-United States Holders
     A non-United States Holder is a beneficial owner of the notes who for U.S. federal income tax purposes is a nonresident alien, individual or a corporation, trust or estate that is not a United States Holder.
     Interest
     Interest paid (including OID) to a non-United States Holder that is not effectively connected with such holder’s U.S. trade or business will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:
•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or, if certain conditions are met, the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.
     Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest paid (including OID) is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8BEN and claim this exemption on the form.
     The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.
     Payments of additional interest if we fail to register the notes as agreed may, if they become due, be subject to United States withholding. We intend to withhold tax at a rate of 30% on any payment of such interest made to non-United States Holders unless we receive certain certifications from the non-United States Holders claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, as described above, or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States, as described above. If we withhold tax from any payment of additional interest made to a non-United States Holder and such payments were determined not to be subject to U.S. federal tax, a non-United States Holder would be entitled to a refund of any tax withheld. As noted above in the section entitled “– United States Holders – Interest,” we believe that the exchange notes should not be treated as contingent payment debt instruments because of these additional payments, and this disclosure assumes that our position will be respected.
     Sale or other taxable disposition of the notes
     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-United States Holder) and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
     United States trade or business
     If interest (including OID) or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business and, if an income tax treaty applies, the non-United States Holder maintains a United States “permanent establishment” to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income with respect to the exchange notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of an exchange note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Backup withholding and information reporting
     Backup withholding will likely not apply to payments of principal or interest (including OID) made by us or our paying agents, in their capacities as such, to a non-United States Holder of an exchange note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of an exchange note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:
•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.
     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.
     Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in connection with any such resale.
     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.
     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.
LEGAL MATTERS
     The validity of the exchange notes will be passed upon for us by Latham & Watkins LLP, Washington, D.C.
EXPERTS
     The financial statements and schedules and management’s report on the effectiveness of internal control over financial reporting for ORBIMAGE Holdings Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005) incorporated by reference herein, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Space Imaging LLC at December 31, 2005 and for the year then ended, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of Space Imaging LLC at December 31, 2004 and for each of the two years in the period ended December 31, 2004, incorporated herein by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the date on which all of the securities covered hereby are sold or this offering is terminated:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2005 (filed with the Commission on March 31, 2006) (and the Form 10-K/A filed with respect thereto on May 1, 2006);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (filed with the Commission on May 15, 2006); and

•	our Current Reports on Form 8-K, filed with the Commission on May 1, 2006 (Items 5.02, 5.03 and 9.01), May 15, 2006 (Item 5.02), June 2, 2006 (Item 8.01) and June 20, 2006 (Items 2.01 and 9.01).
     Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will furnish, without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to: General Counsel, ORBIMAGE Holdings Inc., 21700 Atlantic Boulevard, Dulles, Virginia 20166, Telephone: (703) 480-7500.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.
     We have filed a registration statement on Form S-4 with the Commission with respect to this exchange offer. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the exchange notes. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

[ADD BACK COVER PAGE]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     The Delaware General Corporate Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
     The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.
     The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Third Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Third Amended and Restated Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Third Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Third amended and restated Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Third Amended and Restated Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 21. Exhibits.
     See Exhibit Index beginning on page II-[ ] of this registration statement.
Item 22. Undertakings.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudon, Commonwealth of Virginia, on June 20, 2006.

ORBIMAGE HOLDINGS INC.
By:
Matthew M. O’Connell
Chairman of the Board, President, and Chief Executive Officer

POWERS OF ATTORNEY
     Each person whose signature appears below authorizes William Lee Warren and Matthew M. O’Connell or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-4, and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	James A. Abrahamson	June 20, 2006

President, Chairman of the Board and Director

	Matthew M. O’Connell	June 20, 2006

Chief Executive Officer and Director
(Principal Executive Officer)

	Henry Dubois	June 20, 2006

Chief Financial Officer
(Principal Financial Officer)

	Tony Anzilotti	June 20, 2006

Vice President – Finance and Controller
(Principal Accounting Officer)

	Joseph M. Ahearn	June 20, 2006

Director

	Lawrence A. Hough	June 20, 2006

Director

	William W. Sprague	June 20, 2006

Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1, filed on June 21, 2005 (File No. 333-122493))

3.2	Bylaws of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 3 to Form S-1, filed on June 21, 2005 (File No. 333-122493))

4.9	Indenture, dated as of June 29, 2005, between ORBIMAGE Holdings Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.10	Form of Senior Secured Floating Rate Note due 2012 (incorporated by reference to Exhibit A to Exhibit 4.1 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.11	Security Agreement, dated as of June 29, 2005, between ORBIMAGE Holdings Inc. and the Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.12	Registration Rights Agreement, dated as of June 29, 2005, among ORBIMAGE Holdings Inc., Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC (incorporated by reference to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

5.1†	Opinion of Latham & Watkins LLP (including Consent)

10.1	Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

10.1.1	Amendment No. 1 to Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

10.2	Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

10.2.1	Amendment No. 1 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

Exhibit No.	Description

10.2.2	Amendment No. 2 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.2 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

10.2.3	Amendment No. 3 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.3 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

10.3	Amended and Restated Access Agreement (incorporated by reference to Exhibit 10.3 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

10.4	2003 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.5	2004 Non-Employee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.6	Employment Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.6 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.7	Restricted Stock Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.7 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.8	Employment Agreement for Tim Puckorius (incorporated by reference to Exhibit 10.8 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.9	Form of Restricted Stock Agreement for Employees (incorporated by reference to Exhibit 10.9 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.10	Form of Indemnity Agreements for Directors and Executive Officers (incorporated by reference to Exhibit 10.10 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.11	Form of Investment Agreement for private placement of shares and warrants and commitment to backstop rights offering (incorporated by reference to Exhibit 10.11 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

10.12	Contract No. HM1573-04-C-0003 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

10.13	Contract No. HM1573-04-C-0014 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

10.14	Contract No. HM1573-04-3-0001 with U.S. National Geospatial-Intelligence Agency(incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

10.16	Credit Agreement, dated as of January 10, 2006 among ORBIMAGE Holdings Inc., ORBIMAGE SI Opco Inc., the Lenders named therein, Credit Suisse, Cayman Islands Branch, as Administrative Agent and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.01 to the current report on Form 8-K, filed on January 12, 2006 (File No. 000-50933))

10.17	Security Agreement, dated as of January 10, 2006, between ORBIMAGE SI Holdco Inc., ORBIMAGE SI Opco Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.02 to the current report on Form 8-K, filed on January 12, 2006 (File No. 000-50933))

12.1*	Statement Re: Computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of the Registrant

23.1*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

99.1†	Letter of Transmittal with respect to the Exchange Offer

99.2†	Notice of Guaranteed Delivery with respect to the Exchange Offer

99.3†	Letter to DTC Participants Regarding the Exchange Offer

99.4†	Letter to Beneficial Holders Regarding the Exchange Offer

*	Filed herewith.
†	To be filed by amendment.